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                                                                    EXHIBIT 3.2


                             ARTICLES OF AMENDMENT

                                       OF

                               PET QUARTERS, INC.

         These Articles of Amendment of the Articles of Incorporation of Pet Quarters, Inc., are filed by its Board of Directors in accordance with the authority granted to it in the Articles of Incorporation of Pet Quarters, Inc., as amended on June 11, 1997, and pursuant to the provisions of Arkansas Code Annotated Section 4-27-602, and are as follows:

         1. The name of the corporation is Pet Quarters, Inc.

         2. The total number of shares of Preferred Stock that the Corporation is authorized to issue is ten million (10,000,000) shares, of which fifty thousand (50,000) shares shall be designated the Series A Convertible Preferred Shares (the "Series A Shares"), each having a par value of One Hundred Dollars ($100). The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect to the Series A Shares:

         (a) Dividends. The holders of Series A Shares are not entitled to receive dividends from the Corporation.

         (b) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Shares shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Corporation, to be paid $100 per share. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Series A Shares of the amount distributable as aforesaid, then the entire assets of the Corporation shall be distributed ratably among the holders of the Series A Shares, in proportion to the liquidation payment due under this paragraph to each such holder. Upon any such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, but only after each holder of the Series A Shares shall have been paid in full the liquidation payment to which such holder is entitled, the remaining assets of the Corporation may be distributed to the holders of common stock of the Corporation. Written notice of such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the liquidation payment and the place where the amounts distributable shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Shares, such notice to be addressed to each stockholder at his post office address as shown by the records of the Corporation. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, not the reduction of the capital stock of the Corporation, shall be deemed to be liquidation, dissolution or winding up of the Corporation within the meaning of nay of the provisions of this paragraph.



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         (c) Redemption. Subject to the conditions sets forth herein, the
Series A Shares shall be redeemable (all or none) by the Corporation upon the payment in cash of the sum of One Hundred Dollars ($100), such sum being called herein the "Redemption Price." Any Series A Shares redeemed pursuant to this section or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired immediately on the acquisition thereof and shall not under any circumstances be reissued.

         The Corporation may purchase and redeem the Series A Shares at any time one year after their initial date of issuance, provided that prior to the issuance of a notice of redemption as provided for herein, the closing bid price of the common stock of the Corporation for a period of ten (10) consecutive trading days ending not more than ten (10) days prior to the date of said notice exceeds Two Hundred Percent (200%) of the Initial Conversion Price, as defined hereinafter. The Series A Shares are not subject to mandatory redemption.

         Notice of redemption of the Series A Shares pursuant to this section, specifying the date (the "Redemption Date") and the place of redemption, shall be mailed to each holder of record of the shares to be redeemed at its address as shown by the records of the Corporation not more than ninety (90) nor less than forty-five (45) days prior to the date on which such redemption is to be made.

         Except as otherwise provided by law, the Articles of Incorporation, as amended, and this Amendment of Articles, the holders of Series A Shares shall have no right to vote on any matter to be voted on my the stockholders of the Corporation (including any election or removal of the directors of the Corporation).

         (d) Restrictions. The Corporation will not take any action forbidden by this section (d) without the prior consent (in addition to any other vote or consent required by law) of the holders of a majority of the outstanding shares of Series A Shares, voting as a class in person or by proxy given in writing or at a special meeting called for the purpose. The Corporation will not create or authorize the creation of any additional class of stock unless the same ranks junior to the Series A Shares as to distribution of assets on liquidation.

         In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this paragraph. In the event the Corporation:

         (i) pays a dividend or makes a distribution on its common stock in shares of its common stock;

         (ii) subdivides its outstanding shares of common stock into a greater number of shares; or

         (iii) combines its outstanding shares of common stock into a smaller number of shares;



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then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so the holder of the Series A Shares thereafter converted may receive the number of shares of common stock of the Corporation which he would have owned immediately following such action if he had converted the Series A Shares immediately prior to such action.

         If the Corporation issues shares of its common stock for a consideration per share less than the current market price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted in accordance with the following formula:

                           C' = C((O+(P/M))/A)
where,
         C' = the adjusted Conversion Price
         C  = the current Conversion Price
         O  = the number of shares of common stock outstanding immediately prior to the issuance of such additional shares.
         P  = the aggregate consideration received for the issuance of such additional shares.
         M  = the current market price per share of common stock on the date of issuance of such additional shares.
         A = the number of shares of common stock outstanding immediately after the issuance of such additional shares.

         This paragraph (d) shall not apply to any issuance of any common stock of the Corporation pursuant to (i) any previously existing incentive stock option plan of the Corporation, (ii) any previously existing and outstanding option or warrants for the purchase of common stock of the Corporation, or
(iii) any incentive stock option plan created after the date hereof provided that the exercise price thereof shall not be less than $3.50 per share.

         (e) Description and Conversion Procedure. Each Series A Share shall be convertible into an aggregate number of shares of common stock of the Corporation as hereinafter set forth. Except as expressly herein provided otherwise, the holder of record on the books of the Corporation of Series A Shares may exercise all or a portion of the conversion rights at any time or from time to time after the date of issuance and prior to the date of redemption of the such Series A Shares. Any Series A Share shall be deemed to have been exercised (the "Exercise Time") when the Corporation shall have received the Certificate evidencing such shares appropriately endorsed to reflect conversion thereof; whereupon the Corporation shall issue so many shares of its common stock ("Conversion Shares") computed on the basis of the Conversion Price, as hereinafter defined. Certificates for Conversion Stock shall be delivered to the holder named therein within fifteen (15) days of the Exercise Time. Unless all of the Series A Shares evidenced by the certificate delivered shall have been converted or shall have been redeemed, the Corporation shall within fifteen (15) days of the Exercise Time also prepare and deliver to the holder named therein a new certificate, substantially identical to the one surrendered, representing the balance of the Series A Shares formerly represented by the certificate which have not been converted or redeemed.

         Each Series A Share shall be worth $100 and convertible into shares of common stock of the Corporation at a price equal to $1.3816 (the "Conversion Price"). The Corporation covenants



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and agrees to register the Conversion Shares with the United States Securities and Exchange Commission ("SEC"). The Conversion Price for the initial conversion by each holder of Series A Shares shall be reduced by thirty percent (30%) if nine (9) months after such Series A Shares are issued the SEC has not declared such registration statement effective. In addition, the Conversion Price for the initial conversion by each holder of Series A Shares shall be reduced by an additional twenty-five percent (25%) if fifteen (15) months after such Series A Shares are issued the SEC has not declared such registration statement effective.

         The Corporation covenants and agrees that:

                  (1) The Conversion Shares issuable upon any conversion of any Series A Shares shall be deemed to have been issued to the person exercising such conversion privilege at the Exercise Time, and the person exercising such conversion privilege shall be deemed for all purposes to have become the record holder of such shares of common stock at the Exercise Time.

                  (2) All Conversion Shares will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

                  (3) The issuance of certificates for Conversion Shares upon conversion of the Series A Shares shall be made without charge to the holder thereof for any cost incurred by the Corporation in connection with the conversion of the Series A Shares and the related issuance of the Conversion Shares.

                  (4) The Corporation will at no time close its transfer books against the transfer of the Series A Shares or of any Conversion Share issued or issuable upon the conversion of the Series A Shares in any manner which interferes with the timely conversion of the Series A Shares.

         (f) Transferability. The Series A Shares and all rights evidenced thereby are transferable on the Corporation's books by the registered holder in person or by duly authorized attorney upon surrender of the certificates evidencing said Series A Shares properly endorsed at the Corporation's principal office provided that the registered holder complies with all laws governing transferability of securities.

         (g) Restrictive Legend. Each certificate representing the Series A Shares shall bear the following legend or equivalent (the "Legend"):

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED,




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         OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION
         STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT
         IS EXEMPT FROM SUCH REGISTRATION.

         (f) Fractional Shares. The Corporation will not issue a fractional share of common stock upon conversion of a Series A Share. Instead the Corporation will deliver its check for the current market value of the fractional share. The current market value of a fraction of a share is determined as follows: Multiply the current market price of a full share by the fraction. Round the result to the nearest cent. The current market price of a share of its common stock is the closing bid price on the last trading day prior to the conversion date.

         3. The Articles of Amendment was duly adopted by the Board of Directors of Pet Quarters, Inc., on May 8, 2000.

         IN WITNESS WHEREOF, the undersigned director and officer of this corporation has executed these Articles of Amendment on May 8, 2000.



                                            ------------------------------------
                                            Steve Dempsey, President



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